Exhibit 99.1

Press Release

Vuzix Reports FY 2018 Revenue Increase of 46% over 2017

ROCHESTER, N.Y., March 15, 2019 - Vuzix® Corporation (NASDAQ: VUZI) (“Vuzix” or, the “Company”), a leading supplier of Smart Glasses and Augmented Reality (AR) technologies and products, today reported its fourth quarter and full year financial results for the period ended December 31, 2018.

4Q2018 Highlights and Developments

•	Total revenue for the fourth quarter ending December 31, 2018 increased 24% year-over-year.
•	Smart Glasses revenue for Q4-18, including Toshiba Smart Glasses, increased 33% year-over-year.
•	Gross profit of $0.3 million versus a prior period loss of $0.3 million
•	M300XL enterprise smart glasses announced and commenced shipping across key accounts.
•	Non-Compete agreement amended with Six15 Technologies, allowing the Company to make sales directly to the first responder, security organization, third-party defense supplier and military markets.
•	M300 follow-on order received from SATS to rollout and outfit ramp handling operations with smart glasses at Changi Airport.
•	Partnered with AccuWeather and Yelp, among others, to bring popular apps to Blade.
•	Delivered a commercial avionics waveguide-based head-mounted display (HMD) system to a global Tier-1 aerospace firm; currently negotiating a follow-on development project with this customer with an expected commencement in 2019.

Recent Developments

•	Entered into a 3-year master reseller agreement with Verizon; Verizon to resell Vuzix Smart Glasses products including Vuzix M300XL Smart Glasses and M-Series related accessories, Vuzix Blade Smart Glasses and Vuzix Basics Video; the Company expects to start receiving purchase orders under the master reseller agreement with Verizon as early as the second quarter of 2019.
•	Qualcomm XR1-powered M400 enterprise smart glasses introduced at MWC in late February; Running Android 8.1, offering USB-C connectivity and having a host of hardware improvements covering nearly every major feature, the M400 will be the most innovative and powerful set of enterprise smart glasses on the market.
•	“Prosumer” version of Blade launched and commenced shipping; regulatory market access expanded to 35 countries worldwide including Japan.
•	Toshiba Client Solutions placed follow-on OEM order of approximately $1.0 million for M300C enterprise smart glasses; product delivery is anticipated to occur in the second quarter of 2019.

The following table compares condensed elements of the Company’s summarized Consolidated Statements of Operations data for the quarters and years ended December 31, 2018 and 2017, respectively:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017

Sales:
Sales of Products	$1,838,640	$1,545,946	$7,692,102	$4,548,689
Sales of Engineering Services	140,850	50,783	402,266	989,064

Total Sales	1,979,490	1,596,729	8,094,368	5,537,753

Total Cost of Sales	1,679,426	1,900,599	6,326,086	6,214,351

Gross Profit (Loss)	300,064	(303,870)	1,768,282	(676,598)

Operating Expenses:
Research and Development	3,290,369	2,332,487	10,378,728	6,706,690
Selling and Marketing	777,087	954,788	4,822,639	3,694,913
General and Administrative	1,321,261	1,970,376	6,973,238	6,126,335
Depreciation and Amortization	523,330	264,000	1,469,664	998,528
Impairment of Software Development Costs	-	-	196,223	-
Gain (Loss) on Inventory Revaluation and Product Discontinuance	-	-	(211,416)	1,151,482

Loss from Operations	(5,611,983)	(5,825,521)	(21,860,794)	(19,354,546)

Total Other Income (Expense)	48,124	(53,475)	(14,919)	(278,956)

Net Loss	$(5,563,859)	$(5,878,996)	$(21,875,713)	$(19,633,502)
Loss per Share after accrued Preferred Dividends	$(0.22)	$(0.29)	$(0.87)	$(1.02)

Management Commentary

“2018 was a year of continued product development and customer engagement for Vuzix,” said Paul Travers, President and CEO of Vuzix. “On the product side, we introduced an improved version of our M300 Smart Glasses with the M300XL in November and advanced the development and production of our Blade Smart Glasses and ecosystem to meet emerging enterprise and consumer demand. As for customer engagements, we experienced continuing growth over the past year and issued our first quotations in the ten million plus dollar range. The long-anticipated industry ramp of AR glasses finally seems to be at hand and Vuzix is as well-positioned as any in the industry to capitalize on it. Operationally, we continued to steadily grow our top-line in our fourth quarter of 2018, achieving Q4 year-over-year revenue growth of 24% on increased sales of our AR smart glasses, and continued our ongoing evaluation of operating expenses to ensure the most rapid path to profitability possible.”

Fourth Quarter 2018 Financial Results

For the three months ended December 31, 2018, total revenues were $2.0 million, an increase of 24% over the comparable period in 2017, primarily the result of strong Smart Glasses sales, including Toshiba Smart Glasses, which increased 33% over the comparative period.

There was an overall gross profit of $0.3 million for the three months ended December 31, 2018 as compared to a gross loss of $0.3 million for the same period in 2017. The product gross profit improvement for the 2018 period over the 2017 period reflects an improved average selling price of our Smart Glasses, lower inventory write-offs, and higher total overall revenues on which to absorb the generally fixed manufacturing overhead costs.

Research and Development (R&D) expense was $3.3 million for the three months ended December 31, 2018 compared to $2.3 million for the comparable 2017 period. The increase in R&D expense was primarily driven by additional R&D staff hiring, development costs for the M400 Smart Glasses and an increase in external software development costs for the Blade.

Selling and Marketing expense was $0.8 million for the three months ended December 31, 2018 compared to $1.0 million for the comparable 2017 period, a reduction of approximately $0.2 million.

General and administrative expense for the three months ended December 31, 2018 was $1.3 million versus $2.0 million in the prior year’s period, a reduction of approximately $0.7 million.

The net loss attributable to common stockholders after accrued preferred share dividends for the three months ending December 31, 2018 was $6.0 million or $0.22 cents per share versus a net loss of $6.3 million or $0.29 for the same period in 2017.

Net cash operating loss after adding back non-cash adjustments for the fourth quarter of 2018 was $4.5 million, generally consistent with the average quarterly losses for the first three quarters of 2018. As of December 31, 2018, the Company maintained cash and cash equivalents of $17.3 million and an overall net working capital position of $22.7 million.

Full Year 2018 Financial Results

For the full year ended December 31, 2018 total revenues were $8.1 million, an increase of 46% over the comparable period in 2017. The increase in revenues for the year was primarily the result of higher M-Series and Blade Smart Glasses sales, which increased 55% over the comparative period, and secondarily to sales of OEM Smart Glasses products, which added $1.0 million versus none in the prior year.

There was an overall gross profit of $1.8 million for the full year ended December 31, 2018 as compared to a gross loss of $0.7 million for the same period in 2017. The $2.5 million improvement in product gross profit for 2018 over 2017 reflects an improved average selling price of Smart Glasses, elimination of the iWear product line, lower inventory write-offs and higher total overall revenues on which to absorb the generally fixed manufacturing overhead costs.

Research and Development (R&D) expense was $10.4 million for the full year ended December 31, 2018 compared to $6.7 million for the comparable 2017 period. The increase in R&D expense was primarily driven by additional R&D staff hiring, primarily for internal software development, M400 and Blade product development costs and increased external software development costs for the Blade Smart Glasses.

Selling and Marketing expense was $4.8 million for the full year ended December 31, 2018 compared to $3.7 million for the comparable 2017 period.

General and administrative expense for the full year ended December 31, 2018 was $7.0 million versus $6.1 million in the prior year’s period.

The net loss attributable to common stockholders after accrued preferred share dividends for the full year ending December 31, 2018 was $23.7 million or $0.87 cents per share versus a net loss of $21.3 million or $1.02 for the same period in 2017.

Net cash operating loss after adding back non-cash adjustments for the full year of 2018 was $18.0 million as compared to the prior year’s total of $15.3 million.

Management Outlook

“We are well-positioned to achieve significant top line growth in 2019, and, with planned operating expense reductions that are being put in place, we expect to see a substantive reduction in our cash burn for the year,” said Paul Travers, President and CEO of Vuzix. “While our quarterly results will always be somewhat dependent on the timing of certain customer orders, we are confident that the nature and magnitude of our business is poised to change significantly. Clearly, overall industry momentum is building in reality rather than theory as potential customers recognize the payback of AR glasses and increasingly gravitate toward the most wearable and functional products. In this regard, we expect strong growth for enterprise sales of our M-series Smart Glasses in 2019, with the potential to close and deliver against a number of much larger deployment orders that have been in the works for quite some time. Additionally, we expect to continue to ramp production of the Blade, grow the application and partner ecosystem and sell significantly more units in 2019 than we did in 2018. And lastly, we expect to expand both new and existing OEM relationships as the year progresses, ultimately leading to new and growing sources of revenue.”

Conference Call Information

Date: Friday, March 15, 2019

Time: 9:00 a.m. Eastern Time (ET)

Dial-in Number for U.S. & Canadian Callers: 877-709-8150

Dial-in Number for International Callers (Outside of the U.S. & Canada): 201-689-8354

Participating on the call will be Vuzix’ Chief Executive Officer and President Paul Travers and Chief Financial Officer Grant Russell, who together will discuss operational and financial highlights for the fourth quarter and full year ended December 31, 2018.

To join the live conference call, please dial into the above referenced telephone numbers five to ten minutes prior to the scheduled conference call time.

A replay will be available for 30 days, starting on March 15, 2019, at approximately 10:00 a.m. (ET). To access the replay, please dial 877-660-6853 within the U.S. or Canada, or 201-612-7415 for international callers. The conference ID# is 13688551.

About Vuzix Corporation

Vuzix is a leading supplier of Smart-Glasses and Augmented Reality (AR) technologies and products for the consumer and enterprise markets. The Company's products include personal display and wearable computing devices that offer users a portable high-quality viewing experience, provide solutions for mobility, wearable displays and augmented reality. Vuzix holds 144 patents and patents pending and numerous IP licenses in the Video Eyewear field. The Company has won Consumer Electronics Show (or CES) awards for innovation for the years 2005 to 2019 and several wireless technology innovation awards among others. Founded in 1997, Vuzix is a public company (NASDAQ: VUZI) with offices in Rochester, NY, Oxford, UK, Barcelona, Spain and Tokyo, Japan.

Forward-Looking Statements Disclaimer

Certain statements contained in this news release are "forward-looking statements" within the meaning of the Securities Litigation Reform Act of 1995 and applicable Canadian securities laws. Forward-looking statements contained in this release relate to, among other things, the timing of new product releases, R&D project successes, smart glass pilot to roll-out conversion rates, future operating results, and the Company's leadership in the Smart Glasses and AR display industry. They are generally identified by words such as "believes," "may," "expects," "anticipates," "should" and similar expressions. Readers should not place undue reliance on such forward-looking statements, which are based upon the Company's beliefs and assumptions as of the date of this release. The Company's actual results could differ materially due to risk factors and other items described in more detail in the Company's Annual Reports and other filings with the United States Securities and Exchange Commission and applicable Canadian securities regulators (copies of which may be obtained at www.sedar.com or www.sec.gov). Subsequent events and developments may cause these forward-looking statements to change. The Company specifically disclaims any obligation or intention to update or revise these forward-looking statements as a result of changed events or circumstances that occur after the date of this release, except as required by applicable law.

Investor Relations Contact

Ed McGregor, Director of Investor Relations, Vuzix Corporation ed_mcgregor@vuzix.com Tel: (585) 359-5985

Vuzix Corporation, 25 Hendrix Road, Suite A, West Henrietta, NY 14586 USA,

Investor Information – IR@vuzix.com www.vuzix.com